Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FOURTH QUARTER 2017 FINANCIAL RESULTS

ROANOKE, Va., December 20, 2017 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fourth quarter and fiscal year ended October 31, 2017.

Fourth Quarter 2017 Financial Results

Consolidated net sales for the fourth quarter of fiscal year 2017 remained stable at $17.2 million, compared to net sales of $17.3 million for the fourth quarter of fiscal year 2016. The Company increased net sales in its enterprise markets in the fourth quarter of fiscal 2017, compared to the same period last year, but the increase was offset by a decrease in net sales in its specialty markets.

Sequentially, net sales continued to grow in the fourth quarter of fiscal year 2017, increasing 4.7% compared to net sales of $16.4 million in the third quarter of fiscal year 2017. Net sales in the fourth quarter increased 8.6% and 17.8% as compared to net sales of $15.8 million and $14.6 million, respectively, for the second and first quarters of fiscal year 2017.

Net sales to customers in the United States remained stable, decreasing less than one percent compared to the same period last year and net sales to customers outside of the United States decreased 1.2% compared to the same period last year.

Gross profit was $5.0 million in the fourth quarter of fiscal year 2017, a decrease of 19.2% compared to gross profit of $6.2 million in the fourth quarter of fiscal year 2016. Gross profit margin, or gross profit as a percentage of net sales, was 29.2% in the fourth quarter of fiscal year 2017 compared to 35.9% for the same period in fiscal year 2016, primarily due to changes in fiber optic cable product mix.

Optical Cable Corp. – Fourth Quarter 2017 Earnings Release

SG&A expenses increased 3.9% to $5.5 million during the fourth quarter of fiscal year 2017, compared to $5.2 million for the fourth quarter of fiscal year 2016. The increase in SG&A expenses during the fourth quarter of fiscal 2017 compared to the same period last year was primarily due to increases in employee related costs, including new hires selectively added to accomplish strategic objectives and increases in healthcare costs.

OCC recorded a net loss of $589,000, or $0.09 per basic and diluted share, for the fourth quarter of fiscal year 2017, compared to net income of $761,000, or $0.11 per basic and diluted share, for the fourth quarter of fiscal year 2016.

Fiscal Year-to-Date 2017 Financial Results

Consolidated net sales were $64.1 million for fiscal 2017, a decrease of less than one percent compared to net sales of $64.6 million for fiscal 2016. The Company’s net sales in the enterprise market (including OEM) remained relatively stable while OCC achieved increases in a number of industrial and specialty markets compared to fiscal year 2016. These increases, however, were offset by decreases in net sales in the wireless carrier and military markets.

Net sales to customers in the United States increased slightly in fiscal year 2017, compared to fiscal year 2016, while net sales to customers outside of the United States decreased 5.3% compared to last year.

Gross profit increased 5.4% to $20.8 million in fiscal year 2017, compared to $19.7 million in fiscal 2016. Gross profit margin increased to 32.4% in fiscal year 2017, compared to 30.5% in fiscal year 2016. Gross profit margin for fiscal 2017 improved with increases in our fiber optic cable, enterprise connectivity, and harsh environment and specialty connectivity product categories due to changes in product mix.

SG&A expenses increased 5.8% to $22.0 million during fiscal year 2017, compared to $20.8 million for fiscal year 2016. The increase in SG&A expenses during fiscal 2017, compared to last year, was primarily due to increases in employee related costs, including new hires selectively added to accomplish strategic objectives and increases in healthcare costs, as well as increases in marketing expenses and legal fees.

OCC recorded a net loss attributable to the Company of $1.7 million, or $0.27 per basic and diluted share, for fiscal year 2017, compared to a net loss of $1.8 million, or $0.28 per basic and diluted share, for fiscal year 2016.

Optical Cable Corp. – Fourth Quarter 2017 Earnings Release

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “We made meaningful progress on key sales, marketing, and product initiatives during fiscal year 2017, achieving sales growth in certain targeted industrial and specialty markets that mostly offset the weakness in our military and wireless carrier markets. Our enterprise market sales remained relatively stable, particularly when compared to challenges seen by some of our competitors. While meaningful progress was made on our strategic initiatives in fiscal 2017, we ended the year with financial results similar to the prior year.”

Mr. Wilkin continued, “As we begin fiscal 2018, the OCC team is building on the improvements of fiscal 2017—accelerating key sales, marketing, and product initiatives in targeted markets. We are beginning to see increases in our forward order load that we believe will likely result in considerable sales growth in the first quarter of fiscal 2018 compared to the same period last year.”

Mr. Wilkin concluded, “Looking ahead, we have set aggressive growth goals in fiscal 2018 to take advantage of our operating leverage. We look forward to capitalizing on the opportunities before us, and continuing to execute our strategies to meet the evolving needs of our customers and deliver value for shareholders.”

Conference Call Information

As previously announced, OCC will host a conference call today, December 20, 2017, at 9:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 or (973) 935-2840 internationally, passcode 7573708. For interested individuals unable to join the call, a replay will be available through December 27, 2017 by dialing (800) 585-8367 or (404) 537-3406, passcode 7573708. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a comprehensive range of top-tier fiber optic and copper communication cabling and connectivity products and solutions—primarily for the enterprise market, various harsh environment and specialty markets, and the wireless carrier market.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Optical Cable Corp. – Fourth Quarter 2017 Earnings Release

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2008 registered and OCC’s Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Procyon Blade™, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Fourth Quarter 2017 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2017	2016	2017	2016

Net sales	$17,207	$17,313	$64,093	$64,616
Cost of goods sold	12,188	11,103	43,295	44,891

Gross profit	5,019	6,210	20,798	19,725

SG&A expenses	5,452	5,247	21,969	20,761
Royalty expense, net	11	59	120	164
Amortization of intangible assets	7	6	26	17

Income (loss) from operations	(451)	898	(1,317)	(1,217)

Interest expense, net	(131)	(161)	(523)	(621)
Other, net	(14)	23	96	43
Other expense, net	(145)	(138)	(427)	(578)

Income (loss) before income taxes	(596)	760	(1,744)	(1,795)

Income tax expense (benefit)	(7)	(1)	(5)	6

Net income (loss)	$(589)	$761	$(1,739)	$(1,801)

Net loss attributable to noncontrolling interest	—	—	—	(22)

Net income (loss) attributable to OCC	$(589)	$761	$(1,739)	$(1,779)

Net income (loss) attributable to OCC per share: Basic and diluted	$(0.09)	$0.11	$(0.27)	$(0.28)

Weighted average shares outstanding:
Basic and diluted	6,494	7,105	6,547	6,443

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Optical Cable Corp. – Fourth Quarter 2017 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	October 31, 2017	October 31, 2016

Cash	$891	$1,879
Trade accounts receivable, net	8,941	8,916
Inventories	16,781	15,024
Other current assets	490	503
Total current assets	27,103	26,322
Non-current assets	13,036	14,344
Total assets	$40,139	$40,666

Current liabilities	$4,197	$4,126
Non-current liabilities	12,253	11,775
Total liabilities	16,450	15,901
Total shareholders’ equity	23,689	24,765
Total liabilities and shareholders’ equity	$40,139	$40,666

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